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                                                                    EXHIBIT 23.2
                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
RARE Hospitality International, Inc.

We consent to incorporation by reference in the registration statement to be filed on Form S-8 of RARE Hospitality International, Inc. of our report dated February 6, 2004, with respect to the consolidated balance sheets of RARE Hospitality International, Inc. and subsidiaries as of December 28, 2003 and December 29, 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2003, which report appears in the Company's 2003 Annual Report on Form 10-K of RARE Hospitality International, Inc.

                                  /s/ KPMG LLP

Atlanta, Georgia
June 7, 2004